UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2021

Palomar Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-38873

Delaware	83-3972551
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

7979 Ivanhoe Avenue, Suite 500

La Jolla, California 92037

(Address of principal executive offices, including zip code)

(619) 567-5290

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PLMR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Selection 13(a) of the Exchange Act. ☐

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2021, the board of directors (“Board”) of Palomar Holdings, Inc., a Delaware corporation (the “Company,” “we,” or “our”), increased the size of our Board from six to seven directors and appointed Daina Middleton to our Board, effective immediately. Ms. Middleton will serve as a Class II director with a term expiring at the annual meeting of stockholders to be held in 2024. Ms. Middleton was not appointed to any Board committees at this time.

Daina Middleton, age 55, has been the Chief Executive Officer at Britelite Immersive, an experiential creative technology company, since December 2020. From September 2019 to December 2020, Ms. Middleton was a consultant at the Enact Agency, a strategic consultancy company. Prior to that, Ms. Middleton was the CEO of Ansira, an independent marketing technology and services company, from September 2017 until May 2019. She also spent time as a leadership development and organization effectiveness coach with the Larcen Consulting Group from February 2016 until September 2017, an arm of Gryphon Investors, and, from April 2014 until January 2016, was the Head of Business Marketing at Twitter, Inc., a social media and communications platform. Before joining Twitter, she was Chief Executive Officer of Performics, Inc., a performance marketing agency, from January 2009 to April 2014. Prior to that, Ms. Middleton served as Senior Vice President at Moxie Interactive, a digital creative agency. Ms. Middleton began her marketing career at Hewlett-Packard, where she worked for 16 years in advertising and marketing roles of increasing responsibility. In addition, Ms. Middleton has served on the board of directors of Marin Software Incorporated and BIGtoken. Ms. Middleton received a B.S. in Technical Journalism from Oregon State University.

In connection with her election to our Board on July 22, 2021, and in accordance with our Non-Employee Director Compensation Policy, which is described in more detail under the heading “Director Compensation” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 16, 2021, and incorporated herein by reference, Ms. Middleton will receive a base annual retainer of $75,000 per year, payable quarterly in arrears on a pro-rata basis. In addition, in accordance with our Non-Employee Director Compensation Policy, we granted Ms. Middleton (i) an “annual initial award” of restricted stock units having a fair value at issuance equal to $50,820 (which amount reflects a pro-rata reduction in the base annual award amount of $60,000, calculated according to the number of days Ms. Middleton will actually serve as a director between now and May 27, 2022); and (ii) a “full-term initial award” of restricted stock units having a fair value at issuance equal to $75,000. Consistent with our equity compensation policy, the “annual initial award” vest in full on the anniversary of the date of grant and the “full-term initial award” will vest on the earlier of May 27, 2022 or immediately prior to the Company’s next annual meeting. Beginning with our annual meeting of stockholders in 2022, Ms. Middleton will be eligible for equity award grants on the same terms as other continuing members of the Board. Currently, our policy provides for an annual award to continuing directors on the date of each annual meeting of stockholders of restricted stock units with a fair value at issuance of $60,000. These shares vest, assuming continued service, on the earlier of the anniversary of the date of grant or immediately prior to the Company’s next annual meeting. We will also reimburse Ms. Middleton for all reasonable expenses in connection with her services to us.

Ms. Middleton also executed our standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-235831) filed with the Securities and Exchange Commission on March 15, 2019.

There is no arrangement or understanding between Ms. Middleton and any other persons pursuant to which Ms. Middleton was elected as a director. In addition, Ms. Middleton is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PALOMAR HOLDINGS, INC.

Date:	July 26, 2021	/s/ T. Christopher Uchida
T. Christopher Uchida
Chief Financial Officer
(Principal Financial and Accounting Officer)